Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Among
CERECOR INC.
GENIE MERGER SUB, INC.
SECOND GENIE MERGER SUB, LLC
and
AEVI GENOMIC MEDICINE, INC.

Dated as of December 5, 2019

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This Agreement and Plan of Merger and Reorganization (this “Agreement”), is entered into as of December 5, 2019, by and among Aevi Genomic Medicine, Inc., a Delaware corporation (the “Company”), Cerecor Inc., a Delaware corporation (“Parent”), Genie Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Second Genie Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Second Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS
WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company pursuant to which the Company would become a wholly owned Subsidiary of Parent (the “First Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), and as part of the same overall transaction, the Company would then merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLC”);
WHEREAS, in the First Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent, Merger Sub and Second Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the DGCL and the DLLC;
WHEREAS, the respective boards of directors of Parent and Merger Sub, and the sole member of Second Merger Sub, have each unanimously: (a) determined that it is in the best interests of Parent, Merger Sub, or Second Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; in each case, in accordance with the DGCL and the DLLC;
WHEREAS, as a condition and inducement to the willingness of Parent, Merger Sub and Second Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent (the “Voting Agreement”) simultaneously with the execution and delivery of this Agreement;
WHEREAS, it is intended, to the extent the Mergers are eligible for such treatment, that for United States federal income tax purposes (i) the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement will constitute a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3 of the Treasury Regulations promulgated under the Code, and (iii) Parent, Merger Sub and the Company will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Mergers.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
THE MERGERS

Section 1.01    The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving company and a wholly owned Subsidiary of Parent. The Company after the First Merger is sometimes referred to herein as the “First-Step Surviving Company”. At the Second Effective Time, the First-Step Surviving Company shall merge with and into Second Merger Sub in accordance with the DGCL and the DLLC, whereupon the separate corporate existence of the First-Step Surviving Company shall cease, and Second Merger Sub shall be the surviving company, shall be disregarded as an entity separate from Parent for U.S. federal income Tax purposes, and shall continue to be governed by the laws of the State of Delaware and the DLLC. The surviving company after the Second Merger is sometimes referred to hereinafter as the “Surviving Company.”
Section 1.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place at 10:00 a.m. Eastern time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103, or shall be conducted by electronic exchange of signatures, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”
Section 1.03    Effective Time.
(a)    Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The First Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the First Merger being hereinafter referred to as the “Effective Time”).
(b)    Promptly after the Effective Time, Parent shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLC (the time of the filing of such certificate of merger with respect to the Second Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”).

Section 1.04    Effects of the Mergers.
(a)    First Merger. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the First-Step Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the First-Step Surviving Company.
(b)    Second Merger. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and DLLC. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the First-Step Surviving Company and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the First-Step Surviving Company and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.
Section 1.05    Charter Documents of Surviving Companies.
(a)    First-Step Surviving Company.
(i)    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the First-Step Surviving Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and will be the certificate of incorporation of the First-Step Surviving Company until thereafter amended as provided therein or by applicable Law.
(ii)    Bylaws. At the Effective Time, the bylaws of the First-Step Surviving Company shall be amended and restated so as to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and will be the bylaws of the First-Step Surviving Company until thereafter amended as provided in its Charter Documents and applicable Law.
(b)    Surviving Company.
(i)    Certificate of Formation. The certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such certificate of formation, except that at the Second Effective Time, the certificate of formation of the Surviving Company shall be amended to change the name of the Surviving Company to “Aevi Genomic Medicine, LLC.”
(ii)    Limited Liability Company Agreement. The limited liability company agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such limited liability company agreement.
Section 1.06    Management of Surviving Companies.
(a)    First-Step Surviving Company.

(i)    The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the First-Step Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the First-Step Surviving Company.
(b)    Surviving Company.
(i)    Management. The Surviving Company shall be managed by Parent as the sole member of the Surviving Company.
(ii)    Officers. The officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.
Section 1.07    Net Assets. No later than two Business Days prior to the Closing, the Company will provide to Parent a certificate that has been approved in good faith by the Company Board, signed by an officer or manager of the Company attaching an itemized statement setting forth the estimated Net Assets (the “Estimated Net Assets”).
Section 1.08    Further Assurances. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges and powers of the Company, Merger Sub and Second Merger Sub, the Surviving Company, the managers of the Surviving Company and officers of the Surviving Company shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub, Second Merger Sub and the Surviving Company.

ARTICLE II
EFFECT OF THE MERGERS ON CAPITAL STOCK; CONSIDERATION FOR SHARES

Section 2.01    Effect on Capital Stock. At the Effective Time, as a result of the Mergers and without any action on the part of Parent, Merger Sub, Second Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, Second Merger Sub, or the Company:
(a)    Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares), inclusive of Company Common Stock issued upon conversion of the CHOP Note, shall be converted into the right to receive: (i) the fraction of a share of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”), (ii) one contingent value right (a “CVR”), which shall represent the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement (the “CVR Agreement”) in the form attached hereto as Exhibit A (the “CVR Consideration”), and (iii) cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.01(e)(the “Fractional Share Consideration”).
(c)    Cancellation of Shares. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares that immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.
(d)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the First-Step Surviving Company.
(e)    Equity Interests of Second Merger Sub. All shares of capital stock of the First-Step Surviving Company issued and outstanding immediately prior to the Second Effective Time will automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The equity interests of Second Merger Sub will constitute the only outstanding equity interests of the Surviving Company.
(f)    Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and the former holders of such Certificates or Book-Entry Shares shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a holder of Parent Common Stock with respect to any such fractional shares that would have otherwise been issued upon the surrender for exchange of such Certificates or Book-Entry Shares. Each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock shall receive, in lieu thereof, a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product obtained by multiplying the Exchange Ratio by the fraction of a share the holder would otherwise be entitled to receive.
Section 2.02    Surrender and Payment.
(a)    Exchange Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, with the Exchange Agent: (A) sufficient cash funds to pay the Fractional Share Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (I) shares to be cancelled and retired in accordance with Section 2.01; and (II) Dissenting Shares), in amounts and at the times necessary for such payments, and (B) evidence of book entry shares representing the number of shares of Parent Common Stock equal to the aggregate Stock Consideration (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the Fractional Share Consideration being hereinafter referred to as the “Payment Fund”). The Exchange Agent shall, in accordance with Section 2.02(b) and pursuant to irrevocable instructions, deliver the Merger Consideration and notify the holders of CVR Consideration contemplated to be issued pursuant to Section 2.01. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares are entitled under Section 2.01(a), Parent shall take all steps necessary to enable or cause the Surviving Company promptly to deposit in trust additional cash or Parent Common Stock, as applicable, with the Exchange Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Company shall pay all of its charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. As soon as practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(a) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal shall be in customary form and have such other provisions as Parent and the Surviving Company may reasonably specify) for use in such exchange.
(b)    Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, in the case of Company Common Stock represented by a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Share Consideration and Fractional Share Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled. As soon as practicable (and in any event within 15 Business Days) following the Closing Date, the Exchange Agent shall provide Parent with a list of the names and addresses of all holders of CVR Consideration pursuant to the provisions of this ARTICLE II. Notwithstanding anything herein to the contrary, the payment of any consideration pursuant to any CVR Consideration and the payment procedures with respect thereto shall be governed by the terms of the CVR Agreement.
(c)    Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund shall be invested by the Exchange Agent, as directed by Parent or the Surviving Company, in obligations of the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days. No losses with respect to any investments of the Payment Fund shall affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund shall be payable to Parent or the Surviving Company, as Parent directs.
(d)    Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such

Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e)    Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the First-Step Surviving Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company (other than a Certificate for a Book-Entry Share in respect of Dissenting Shares), they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.
(f)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time, as to the Fractional Share Consideration shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.02(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent or an affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, Second Merger Sub, the Surviving Company, the Exchange Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.02(a), to pay for Company Common Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.
(g)    Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.
(h)    Dividend and Distribution with Respect to Parent Common Stock After the Effective Time. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Certificate surrendered and not yet exchanged hereunder with respect to the shares of Parent Common Stock represented thereby, and no Fractional Share Consideration shall be paid to any such holder, and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by the Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II with respect to the unsurrendered Certificates and until payment of the Merger Consideration with respect to the Certificates validly surrendered. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any Fractional Share Consideration payable in lieu of a fractional share of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
Section 2.03    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired in accordance with Section 2.01) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, and who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”), shall not be converted into or be exchangeable for a right to receive the Merger Consideration as specified in Section 2.01(a) (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares”), but instead such holder after the Effective Time shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration upon compliance with the procedure outlined in Section 2.02.
(b)    The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock and any withdrawals of such demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.
Section 2.04    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.05    Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, Second Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or the CVR Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld and remitted to the appropriate Governmental Entity by the Exchange Agent, Parent, Merger Sub, Second Merger Sub or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, Second Merger Sub or the Surviving Company, as the case may be, made such deduction and withholding.
Section 2.06    Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.
Section 2.07    Treatment of Company Options.
(a)    Company Options. At or prior to the Effective Time, all Company Options that are outstanding under the Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Mergers, automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(b)    Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.07.
Section 2.08    Treatment of CHOP Note. Prior to the Effective Time, the Company shall cause the CHOP Note to convert into Company Common Stock in accordance with the existing terms thereof. The holder of the CHOP Note shall thereafter be treated as a holder of Company Common Stock.
Section 2.09    Treatment of CHOP Agreements. Effective upon the Closing of the Mergers Parent shall assume the CHOP Agreements and shall use commercially reasonable efforts to negotiate with CHOP the terms of amended and restated CHOP Agreements to be given effect following the Closing of the Mergers.
Section 2.10    Tax Treatment. The Mergers are intended to be treated as integrated steps in a single transaction and together qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each party hereto agrees to cause all income Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a)(1) of the Code (including filing the statement required by Treasury Regulations Section 1.368-3), unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or similar or analogous provisions of other applicable state or other Laws) or pursuant to a good-faith opinion from its professional tax advisers that such position is more likely than not to be an inappropriate treatment, and will not knowingly take any action, allow any action to be taken or fail to take any action, outside of the actions permitted under this Agreement, that could reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents, filed or furnished with the SEC since January 1, 2017, and publicly available prior to the date hereof, without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof (excluding any forward-looking disclosures contained in any such Company SEC Documents under the heading “Forward Looking Information” or “Risk Factors” or similar heading to the extent they are primarily predictive, cautionary or forward-looking in nature) so long as the applicability of a disclosure in such Company SEC Documents to a representation or warranty is reasonably apparent based on the face of such disclosure, or (b) as set forth in the correspondingly numbered Section of the disclosure letter (the “Company Disclosure Letter”), dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (provided that (i) disclosure in any section of such Company Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section notwithstanding the omission or a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a Company Material Adverse Effect), the Company hereby represents and warrants to Parent, Merger Sub, and Second Merger Sub as follows:
Section 3.01    Organization; Standing and Power; Charter Documents; Subsidiaries.
(a)    Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.
(c)    Subsidiaries. Other than ownership of its Subsidiaries, Medgenics Medical (Israel) Ltd.; neuroFix, LLC; and Aevi Genomics Medicine Europe BVBA/SPRL (Belgium), the Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability partnership, limited liability company, association or other entity. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02    Capitalization.
(a)    The Company has an authorized capitalization as set forth in the Company SEC Documents, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, have been issued in compliance with federal and state securities laws and conform in all material respects to the description thereof contained in the Company SEC Documents. As of the date of this Agreement, there were 64,766,822 shares of Company Common Stock issued and 64,766,822 shares of Company Common Stock outstanding and 12,670,359 shares of Company Common Stock were issuable upon the exercise of all options, warrants and convertible securities outstanding as of such date. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued and were issued in compliance with federal and state securities laws. None of the outstanding shares of Company Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company (including the CHOP Note and the license agreement with Astra Zeneca which obligates the Company to issue shares of Common Stock upon exercise of the option thereunder). There are no authorized or outstanding shares of capital stock, options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described above (including the CHOP Note and the license agreement with Astra Zeneca which obligates the Company to issue shares of Common Stock upon exercise of the option thereunder) or accurately described in the Company SEC Documents and herein. The description of the Company Stock Plan, and the options or other rights granted thereunder, as described in the Company SEC Documents, accurately and fairly present the information required to be shown with respect to such plans, arrangements, options and rights.
(b)    Except as set forth in Section 3.02(b) of the Company Disclosure Letter, other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(c)    Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).
(d)    Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).
Section 3.03    Authority; Non-Contravention; Governmental Consents; Anti-Takeover Statutes.
(a)    Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Mergers, and consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub, and Second Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.
(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Mergers, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Mergers, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof, except as listed in Section 3.03(b) of the Company Disclosure Letter; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the certificates of merger in respect of the First Merger and Second Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement and Form S-4 in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Mergers, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    Board Approval. The Company Board, by resolutions duly adopted by a vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).
(e)    Anti-Takeover Statutes. Assuming the accuracy of Section 4.06 and to the Knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement.
Section 3.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(a)    SEC Filings. The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018 (the “Company SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.
(b)    Financial Statements. The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Documents (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Access to assets is permitted only in accordance with management’s general or specific authorization, and the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Company SEC Documents, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company’s internal control over financial reporting is overseen by the Audit Committee of the Company Board (the “Audit Committee”) in accordance with the Exchange Act. The Company has not publicly disclosed or reported to the Audit Committee or to the board of directors of the Company any material weakness, change in internal control over financial reporting or fraud involving management or other employees who have a significant role in the internal control over financial reporting, any violation of, or failure to comply with, the U.S. securities laws, or any matter which if determined adversely, would have a Material Adverse Effect.
(c)    Interactive Data. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Company SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.
(d)    Disclosure Controls. The Company maintains disclosure controls and procedures (as such is defined in Rule 13a-15 under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company with respect to itself and its subsidiaries in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company has utilized such controls and procedures in preparing and evaluating the disclosures in the Company SEC Documents
(e)    Undisclosed Liabilities. The unaudited balance sheet of the Company dated as of September 30, 2019 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities of a type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) immaterial liabilities that were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.
(f)    Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
(g)    Sarbanes-Oxley and Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.
Section 3.05    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and there has not been or occurred:
(a)    in respect of the Company or any of its Subsidiaries, any making, change, or revocation of any material election relating to Taxes; adoption or change of any annual accounting period or any method of accounting for Tax purposes; agreement to any audit assessment by any Tax authority; entry into any closing agreement related to Taxes, settlement of any material Tax claim or assessment, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or filing of any amended income or other material Tax Return; entry into any Tax sharing or similar agreement or arrangement (other than commercial Contracts the primary purpose of which is unrelated to Taxes); or taking of any similar action inconsistent with the Company’s prior course of action that would increase the liability for Taxes of the Company for any period after the Closing
(b)    any Company Material Adverse Effect; or
(c)    any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06    Taxes.
(a)    Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, or where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.
(b)    Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2017.
(c)    Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(d)    Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for Permitted Liens.
(e)    Tax Deficiencies and Audits. No deficiency for any material amount of Taxes that has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries.
(f)    Tax Jurisdictions. No claim has ever been made in writing by any Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a particular type of Tax Return or pay a particular type of Tax that the Company or such Subsidiary is or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction.
(g)    Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, or similar ruling or memorandum entered into with any Tax authority with respect to any material Taxes, nor is any such request outstanding.

(h)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis other than one in which the Company is the common parent; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).
(i)    Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method, use of an improper method of accounting, or otherwise.
(j)    Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the day of the Effective Time as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the day of the Effective Time; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; (v) prepaid amount received on or before the day of the Effective Time; or (vi) election under Section 108(i) of the Code.
(k)    Ownership Changes. To the Company’s Knowledge, and based on the analysis conducted by Armanino LLP, the Company has undergone the “ownership changes” (within the meaning of Section 382 of the Code) as set forth and described in Section 3.06(k) of the Company Disclosure Letter.
(l)    Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution that was purported or intended to be described in Section 355 of the Code.
(m)    Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(n)    Foreign Nexus. Neither the Company nor any of its Subsidiaries has, and has not had (during any taxable period remaining open for the assessment of Tax by any Tax authority outside of its country of formation under such Tax authority’s applicable statute of limitations) any permanent establishment (within the meaning of an applicable income Tax treaty) or other place of business in any country outside of its country of formation.
(o)    Tax Accruals. The amount of the Company’s and its Subsidiaries’ liability for unpaid Taxes for all periods following the end of the recent period covered by the Company Balance Sheet will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries (and which accruals will not exceed comparable amounts incurred in similar periods in prior years).

(p)    Other Matters. As of the day of the Effective Time, the Company will not own any equity interest (i) to the Knowledge of the Company, in any entity, plan or arrangement that is treated for federal or any applicable state or local income Tax purposes as a partnership, (ii) in any “controlled foreign corporation” within the meaning of Section 957 of the Code, except as set forth in Section 3.06(p) of the Company Disclsoure Letter or (iii) in any “passive foreign investment corporation” within the meaning of Section 1297 of the Code.
(q)    Reorganization. The Company has not taken any action, other than pursuant to the terms of and in accordance with this Agreement, nor does it know of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(r)    Real Property Holding Corporation. The Company is not, nor has it been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1) of the Code.
Section 3.07    Intellectual Property.
(a)    Section 3.07(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) issued and pending patents and patent applications, (ii) registered and applications for registration of trademarks and service marks, (iii) registered Internet domain names, and (iv) registered copyrights, in each case, included in the Company IP owned by the Company or any of its Subsidiaries and (v) any license agreement governing Company Licensed IP.
(b)    The Company and its Subsidiaries own or possess the right to use (i) to the Knowledge of the Company, all valid and enforceable patents and patent applications, (ii) all valid and enforceable trademarks, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses, trade secret rights (the items described in clauses (i) and (ii) collectively, “Intellectual Property Rights”) and (iii) inventions, software, works of authorships, trade names, databases, formulae, know how, Internet domain names and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary confidential information, systems, or procedures) (collectively, “Intellectual Property Assets”, and together with the Intellectual Property Rights, the “Company IP”) necessary to conduct their respective businesses as currently conducted, and as proposed to be conducted and described in the Company SEC Documents.
(c)    The Company IP owned by the Company or any of its Subsidiaries is owned solely and exclusively by the Company or its Subsidiary, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, the Company IP owned by the Company and the Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Company IP owned by the Company, and to the Knowledge of the Company, none of the Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of the Company, threatened, Legal Action or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) that challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Company IP.
(d)    Each item of Company IP owned by the Company or any of its Subsidiaries immediately subsequent to the Effective Time will be owned and available for use by the Surviving Company on the same terms and conditions as are in effect immediately prior to the Effective Time. Each item of Licensed IP will be licensed to and available for use by the Surviving Company on the same terms and conditions as are in effect immediately prior to the Effective Time.
(e)    The Company and its Subsidiaries have not received any opinion from their legal counsel concluding that any activities of their respective businesses infringe, misappropriate, or otherwise violate, valid and enforceable Intellectual Property Rights of any other person, and have not received written notice of any challenge by any other person to the rights of the Company and its Subsidiaries with respect to any Intellectual Property Rights or Intellectual Property Assets owned or used by the Company or its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries’ respective businesses as now conducted do not give rise to any infringement of, any misappropriation of, or other violation of, any valid and enforceable Intellectual Property Rights of any other person.
(f)    All licenses for the use of the Intellectual Property Rights described in the Company SEC Documents are valid, binding upon, and enforceable by or against the parties thereto in accordance to its terms. The Company has complied in all material respects with, and is not in breach nor has received any asserted or threatened claim of breach of, any license to any Intellectual Property Rights or Intellectual Property Assets license, and the Company has no Knowledge of any breach or anticipated breach by any other person of any such license.
(g)    Except as described in the Company SEC Documents, no claim has been made against the Company alleging the infringement by the Company of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person. The Company has taken all reasonable steps to protect, maintain and safeguard its Intellectual Property Rights, including the execution of appropriate nondisclosure and confidentiality agreements. Except as disclosed in Section 3.07(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by the Transaction Documents shall not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property Rights as owned, used or held for use in the conduct of the business as currently conducted.
(h)    The Company has at all times complied in all material respects with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Company’s business. Since January 1, 2017, the Company’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. Since January 1, 2017, no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data. The Company and each of its Subsidiaries maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received written, or to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Authority) that have been asserted or threatened against the Company or any of its Subsidiaries alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable

Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.
(i)    The Company has taken all necessary actions to obtain ownership of or a license to all works of authorship and inventions made by its employees, consultants and contractors during the time they were employed by or under contract with the Company and which relate to the Company’s business. All key employees have signed confidentiality and invention assignment agreements with the Company.
(j)    To the Knowledge of the Company, the Company has complied with the United States Patent and Trademark Office’s duty of candor, good faith and disclosure and best mode requirement for any patent applications filed by the Company and still owned by the Company as of the date of this Agreement, and all other requirements for patentability and enforceability of any resultant patents, and has made no material misrepresentation in any such applications.
Section 3.08    Compliance with Laws; Permits.
(a)    Compliance. The Company and each of its Subsidiaries are and, since January 1, 2017, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2017, no Governmental Entity has issued any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.
(b)    Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2017, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.09    Litigation. As of the date hereof, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, including any proceeding before the United States Food and Drug Administration of the U.S. Department of Health and Human Services (“FDA”) or comparable federal, state, local or foreign governmental bodies (including the Israeli Ministry of Health) (it being understood that the interaction between the Company and the FDA and such comparable governmental bodies relating to the clinical development and product approval process shall not be deemed proceedings for purposes of this representation). None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.10    Brokers’ and Finders’ Fees. Except for fees payable to Wedbush Securities, Inc. (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.
Section 3.11    Employee Matters.
(a)    No Noncompliance. No “prohibited transaction” (as defined in Section 406 of ERISA, or Section 4975 of the Code) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) of the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”) that could, singularly or in the aggregate, have a Material Adverse Effect. Each Company Employee Plan is in compliance in all material respects with applicable law, including ERISA and the Code. The Company and its Subsidiaries have not incurred and could not reasonably be expected to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in Section 3(2) of ERISA). Each pension plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and to the Company’s Knowledge, nothing has occurred, whether by action or by failure to act, that could, singularly or in the aggregate, cause the loss of such qualification.
(b)    Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the Tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent three plan years for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.
(c)    Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) as of the date hereof, the Company and its Subsidiaries, where applicable, have timely made all contributions, and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) each Company Employee Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (together known as the “ACA”) and the rules and regulations promulgated thereunder, and no federal income Taxes or penalties have been imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to Employees.
(d)    Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan.
(e)    Certain Company Employee Plans. With respect to each Company Employee Plan:
(i)    no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code, and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;
(ii)    no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;
(iii)    no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code; and
(iv)    no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.
(f)    Potential Governmental Liability. No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.
(g)    Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in documentary and operational compliance with such Code section and all applicable regulatory and administrative guidance (including, without limitation, proposed Treasury Regulations, notices, rulings, and final regulations).
(h)    Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Mergers, nor any of the other transactions contemplated by this Agreement shall (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan; or (v) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(i)    Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened investigations, complaints, charges, claims, lawsuits, or arbitrations by or on behalf of any employee of the Company or any of its Subsidiaries with respect to any Laws referenced in this Section 3.11(i).
(j)    Labor. There is (i) no significant unfair labor practice complaint pending against the Company, or any of its Subsidiaries, nor to the Knowledge of the Company, threatened against it or any of its Subsidiaries, before the National Labor Relations Board, any state or local labor relation board or any foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened against it and (ii) no strike, lockout, work stoppage, slowdown, union organizing campaign, union demand for recognition or union election petition is pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no existing or imminent strike, lockout, work stoppage or slowdown by the employees of its Subsidiaries’ principal suppliers, manufacturers, customers or contractors, that would reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect. No key employee or significant group of employees of the Company or any Subsidiary has provided, or to the Knowledge of the Company, plans to provide, written notice to the Company of intent to terminate employment with the Company or any such Subsidiary.
Section 3.12    Real Property and Personal Property Matters.
(a)    Neither the Company nor any of its Subsidiaries now owns or has ever owned any Real Property. The Company and each of its Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real or personal property which are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens other than Permitted Liens that do not, singularly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. All of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties, are in full force and effect, and neither the Company nor any Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.
Section 3.13    Environmental Matters.
(a)    Except as otherwise described in the Company SEC Documents, and except as would not, individually or in the aggregate, result in a Material Adverse Effect (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

Section 3.14    Material Contracts.
(a)    Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;
(ii)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current (A) executive officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $100,000;
(iii)    any Contract providing for any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract;
(iv)    any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Mergers, Parent or any of its Subsidiaries) (A) to engage in any line of business, or (B) compete with any Person or operate in any geographical location;
(v)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person;
(vi)    any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;
(vii)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or upon consummation of the Mergers shall obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;
(viii)    any partnership, joint venture, limited liability company agreement, or similar Contract that is material to the Company and its Subsidiaries taken as a whole;
(ix)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;
(x)    any employee collective bargaining agreement or other Contract with any labor union;

(xi)    any Contract or binding purchase order or commitment of the Company or any of its Subsidiaries in excess of $100,000;
(xii)    any Contract or commitment that obligates the Company or any of its Subsidiaries to develop or continue the research and development any product or product candidate;
(xiii)    any Contract which is not otherwise described in clauses (i)-(xii) above that is material to the Company and its Subsidiaries, taken as a whole.
(b)    Schedule of Material Contracts; Documents. Section 3.14(b) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.
(c)    No Breach. All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.
Section 3.15    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.
Section 3.16    Related Person Transactions. Except as otherwise disclosed in the Company SEC Documents, there are, and since January 1, 2017, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of Company Common Stock, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
Section 3.17    Regulatory Matters.
(a)    Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company shall not directly or indirectly use proceeds contemplated herein, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(b)    Neither the Company, nor to the Knowledge of the Company any of its employees, officer, directors, or any agent or representative acting on behalf of the Company is currently, or has been since January 1, 2017: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws; or (iii) otherwise in violation of applicable sanctions Laws, Ex-Im Laws or U.S. anti-boycott Laws (collectively, “Trade Control Laws”) in any material respect.
(c)    Since January 1, 2017, (i) the Company has not received from any Governmental Entity any written notice or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Entity, or (iii) conducted any internal investigation or audit, in each case of clauses (i)-(iii), concerning any alleged violation of Trade Control Laws.
(d)    Without limiting the generality of the foregoing, since January 1, 2017, (i) neither the Company nor, to the Knowledge of the Company, any of its officers, directors, employees or any of its agents or third party representatives acting on behalf of the Company, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or thing of value to or from any Person or Governmental Entity in the United States or elsewhere in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Anti-Kickback Act of 1986 (the “Anti-Kickback Act”) or any other Laws that prohibit bribery, money laundering, corruption, fraud or other improper payments; and (ii) there is no charge, proceeding or investigation by any Governmental Entity with respect to a violation of the FCPA, the Anti-Kickback Act or any other Laws that prohibit bribery, money laundering, corruption, fraud or other improper payments that is now pending or, to the Knowledge of the Company, threatened with respect to the Company.
(e)    To the Knowledge of the Company each of the current product candidates of the Company or any of its Subsidiaries is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act and applicable regulations enforced by the U.S. Food and Drug Administration (“FDA”), including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.
(f)    To the Knowledge of the Company the clinical trials conducted by the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities outside the United States, including the applicable requirements of good clinical practice and all applicable requirements contained in the Public Health Service Act.
(g)    Neither the Company nor any Subsidiary of Company is subject to any investigation that is pending and of which the Company has been notified in writing or, to the Knowledge of the Company , which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute or the Federal False Claims Act or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.
Section 3.18    Proxy Statement; Form S-4. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, forms of proxy (collectively, the “Company Proxy Statement”) and Form S-4 to be filed with the SEC in connection with the Mergers, shall, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub, or Second Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement or Form S-4, or (ii) any financial projections or forward-looking statements. The Company Proxy Statement and Form S-4 shall comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.19    .Fairness Opinion. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.
Section 3.20    .Business Combination. Assuming the accuracy of the representations and warranties set forth in Section 4.06, the Company Board has taken all action necessary (a) so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Voting Agreement or the consummation of the transactions contemplated hereby or thereby and (b) to irrevocably approve for all purposes Parent, Merger Sub, Second Merger Sub and their respective Affiliates and this Agreement, the Voting Agreement and the transactions contemplated hereby or thereby to exempt such Persons, agreements and transactions from, and to elect for the Company, Parent, Merger Sub, Second Merger Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover Laws of any jurisdiction applicable to the Company, Parent, Merger Sub, Second Merger Sub or any of their respective Affiliates or this Agreement, the Voting Agreement or the Transactions with respect to any of the foregoing, which resolutions have not been rescinded, modified or withdrawn in any way.
Section 3.21    No Other Representations or Warranties. Except for the representations and warranties set forth in this ARTICLE III (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or is making any express or implied representation or warranty, either written or oral, with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub, or Second Merger Sub in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement. Neither the Company or any other Person shall have or be subject to any liability or other obligation to Parent, Merger Sub, Second Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub, or Second Merger Sub (including their respective Representatives), or Parent’s, Merger Sub’s or Second Merger Sub’s (or such Representatives’) use of, any such information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB, AND SECOND MERGER SUB
Parent, Merger Sub, and Second Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.01    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.
Section 4.02    Authority; Non-Contravention; Governmental Consents; Board Approval.
(a)    Authority. Each of Parent, Merger Sub, and Second Merger Sub has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement (including the execution, delivery and performance of the CVR Agreement). The execution and delivery of this Agreement and the CVR Agreement by Parent, Merger Sub and Second Merger Sub and the consummation by Parent, Merger Sub, and Second Merger Sub of the transactions contemplated by this Agreement (including the execution, delivery and performance of the CVR Agreement) have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub, and Second Merger Sub and no other corporate or limited liability company proceedings on the part of Parent, Merger Sub, or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement or the CVR Agreement or to consummate the Mergers and the other transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement). This Agreement has been duly executed and delivered by Parent, Merger Sub, and Second Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent, Merger Sub, and Second Merger Sub, enforceable against Parent, Merger Sub, and Second Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. The CVR Agreement, when executed and delivered, shall be duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the agent named therein, shall constitute a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.
(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by Parent, Merger Sub, and Second Merger Sub and the consummation by Parent, Merger Sub, and Second Merger Sub of the transactions contemplated by this Agreement, do not and shall not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent, Merger Sub, or Second Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (iv) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent, Merger Sub, or Second Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s, Merger Sub’s, and Second Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent, Merger Sub, or Second Merger Sub in connection with the execution, delivery, and performance by Parent, Merger Sub, and Second Merger Sub of this Agreement or the consummation by Parent, Merger Sub, and Second Merger Sub of the Mergers and other transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement), except for: (i) the filing of the certificates of merger in respect of the First Merger and the Second Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Securities Act or Exchange Act as may be required in connection with this Agreement, the Mergers, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s, Merger Sub’s, and Second Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(d)    Approval.
(i)    The board of directors of the Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held or by unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the execution, delivery and performance of the CVR Agreement, upon the terms and subject to the conditions set forth herein and therein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, and (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers and the execution, delivery and performance of the CVR Agreement, upon the terms and subject to the conditions set forth herein. No other action on the part of Parent or the stockholders of Parent (including any vote of such stockholders of Parent) is necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the execution, delivery and performance of the CVR Agreement.
(ii)    The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held or by unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.
(iii)    Parent, as the sole member of Second Merger Sub, by resolutions duly adopted by written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Second Merger Sub, and (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein.
Section 4.03    Proxy Statement; Form S-4. None of the information supplied or to be supplied by Parent, Member Sub, or Second Merger Sub for inclusion or incorporation by reference in (a) the Company Proxy Statement shall, at the date that the Company Proxy Statement or any amendment or supplement thereto is mailed to holders of Company Shares contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and (b) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by Parent, Merger Sub, or Second Merger Sub to such portions of the Proxy Statement or the Form S-4, as applicable, that relate expressly to the Company or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein), and no representation or warranty is made by Parent, Merger Sub, or Second Merger Sub in respect of any financial projections or forward-looking statements. The Form S-4 shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.
Section 4.04    Securities Laws Matters.
(a)    Parent Common Stock is registered pursuant to the Exchange Act and with NASDAQ. Neither the SEC nor any Governmental Entity has issued any order preventing or suspending trading of any securities of Parent, and Parent is in compliance in all material respects with the Securities Act.
(b)    Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of its shares of common stock thereon. Parent has not taken any action designed to terminate, or, to the knowledge of Parent, likely to have the effect of terminating, the registration of its shares of common stock under the Exchange Act or the listing of such shares on NASDAQ.
(c)    Trading in Parent Common Stock on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Parent is pending or, to the Knowledge of Parent, threatened. To the Knowledge of Parent, as of the date of this Agreement, no inquiry, review or investigation of Parent by the SEC or similar regulatory authority and NASDAQ is in effect or ongoing or expected to be implemented or undertaken.
(d)    Except as required by the SEC or NASDAQ, neither Parent nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.
(e)    Since January 1, 2018, Parent has timely filed or furnished all Parent SEC Reports required to be filed or furnished by Parent under applicable securities laws and the rules and policies of NASDAQ. The documents in the Parent SEC Reports, as at the respective dates filed, were in compliance in all material respects with the applicable securities Laws and, where applicable, the rules and policies of NASDAQ. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act in respect of any Parent SEC Report.

(f)    None of the documents in the Parent SEC Reports, as of their respective dates (and, if amended or superseded prior to the date hereof, then on the date of such document was filed or furnished), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.
Section 4.05    Legal Proceedings. Except as set forth in the Parent SEC Reports, as of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub and Second Merger Sub, nor is there any injunction, order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub and Second Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s, Merger Sub’s, and Second Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 4.06    Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates is, or within five years prior to the date of this Agreement has been, an “owner” (as defined in Section 203 of the DGCL) of any shares of Company Common Stock.
Section 4.07    Capitalization.
(a)    The authorized capital stock of Parent consists of 205,000,000 shares of capital stock, of which 200,000,000 are Parent Common Stock and 5,000,000 are Parent Preferred Stock, of which 2,857,143 shares are designated Series B Non-Voting Convertible Preferred Stock. As of October 31, 2019, there were outstanding 44,106,794 shares of Parent Common Stock and 2,857,143 shares of Series B Non-Voting Convertible Preferred Stock. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.
(b)    The Parent Common Stock to be issued to the stockholders of the Company pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, shall be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such stockholders) shall be free of restrictions on transfer.
Section 4.08    Ownership of Merger Sub and Second Merger Sub. All of the issued and outstanding securities of each of Merger Sub and Second Merger Sub are, and at the Effective Time shall be, owned directly or indirectly by Parent. Merger Sub and Second Merger Sub were formed solely for purposes of the Mergers and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, have not prior to the date hereof engaged in any business or other activities.
Section 4.09    Compliance.
(a)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Parent SEC Reports. As of the date of this Agreement, Parent has not received any written or, to the knowledge of Parent, oral notice from the SEC that any of the Parent SEC Reports is the subject of any ongoing investigation. To the knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other government inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of

Parent. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
(b)    The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of Parent included (or incorporated by reference) in the Parent SEC Reports (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Parent and its Subsidiaries as of their respective dates in all material respects, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.
(c)    To the Knowledge of Parent, neither Parent nor Parent’s auditor have identified or been made aware of (i) any existing “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) not otherwise remedied in the design or operation of the internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has designed and maintains disclosure controls and procedures (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurance that information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and Form S-4 to be filed with the SEC in connection with the Mergers.
Section 4.10    Brokers. None of Parent, Merger Sub, Second Merger Sub or any of their respective Affiliates has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection with the Mergers.
Section 4.11    Tax Matters. Parent, Merger Sub, and Second Merger Sub have not taken any action, and do not have any Knowledge of any fact or circumstance outside of the provisions, terms and actions permitted or set forth in this Agreement, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1) of the Code.
Section 4.12    Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Parent, Merger Sub, and Second Merger Sub each acknowledge and agree that none of the Company or any other Person has made or is making, and Parent, Merger Sub, and Second Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III. Without limiting the generality of the foregoing, Parent, Merger Sub, and Second Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Parent, Merger Sub, Second Merger Sub, or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other transactions contemplated by this Agreement).

Section 4.13    No Other Representations or Warranties. Except for the representations and warranties set forth in this ARTICLE IV, neither the Parent nor any other Person has made or is making any express or implied representation or warranty, either written or oral, with respect to the Parent or its Subsidiaries or with respect to any other information provided to the Company or its Subsidiaries in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Parent nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Parent, including any information made available in the electronic data room maintained by the Parent for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement. Neither the Parent or any other Person shall have or be subject to any liability or other obligation to the Company, its Subsidiaries, or any other Person resulting from the distribution to the Company or its Subsidiaries (including their respective Representatives), or Parent’s, Merger Sub’s, or Second Merger Sub’s (or such Representatives’) use of, any such information.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, (i) use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it and (ii) use commercially reasonable efforts to conduct its audit procedures in order to complete the audit of its financial statements for the year ended December 31, 2019, by March 31, 2020. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):
(a)    amend or propose to amend its Charter Documents;
(b)    (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);
(c)    issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms or pursuant to the terms of the CHOP Note;
(d)    except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, (ii) promote any officers or employees, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law or the terms of such Company Employee Plans as in effect on the date hereof;
(e)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;
(f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(g)    other than the Buyer AZ Note and the Buyer LOC Note, repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;
(h)    except as set forth in Section 5.01(h) of the Company Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to Real Estate hereunder;
(i)    institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against Parent, Merger Sub, or Second Merger Sub arising out of a breach or alleged breach of this Agreement by Parent, Merger Sub, or Second Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;
(j)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)    (i) settle or compromise any Tax claim, audit, or assessment regarding the Company or any of its Subsidiaries for an amount in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make, revoke or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, (iv) enter into any material closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries; or (v) enter into any Tax sharing or similar agreement or arrangement (other than customary commercial Contracts the primary purpose of which is unrelated to Taxes) or take any similar action inconsistent with the Company’s or any Subsidiary’s prior course of action that would increase the liability for Taxes of the Company or any of its Subsidiaries for any period after the Closing;
(l)    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;
(m)    abandon, allow to lapse, sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;
(n)    incur any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate (other than expenditures incurred in connection with the transactions contemplated by this Agreement or incurred in the ordinary course of business consistent with past practice (it being acknowledged that on November 20, 2019, the Company dosed the first patient with AEVI-002 in a Phase Ib clinical trial for patients with moderate to severe active Crohn’s Disease);
(o)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or
(p)    agree or commit to do any of the foregoing.
Section 5.02    Access to Information; Confidentiality.
(a)    Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law. No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein.

(b)    Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated October 18, 2019, between Parent and Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.03    No Solicitation.
(a)    The Company shall not, and shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.03(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; or (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 5.03, the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. The Company will be liable for any breach of this Section 5.03 by its Representative.
(b)    Notwithstanding Section 5.03(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.03(c) and Section 5.03(d): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor (and, if necessary, contact with such third party to clarify the terms and conditions of such Takeover Proposal), constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed). Nothing contained herein shall (i) prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d‑9(f) under the Exchange Act or (iii) making any disclosures to the stockholders of the Company with regard to the transactions contemplated by this Agreement or any Takeover Proposal required by Law.
(c)    The Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed of material developments affecting the status and material terms of any such Takeover Proposal, indication or request. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.
(d)    Except as expressly permitted by this Section 5.03, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least two Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal, that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company includes in such notice a description in reasonable detail of such Superior Proposal and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement.
(e)    Notwithstanding anything to the contrary in the foregoing, the Company Board may effect a Company Adverse Recommendation Change, after the date of this Agreement but prior to the receipt of the Requisite Company Vote, if: (i) prior to effecting the Company Adverse Recommendation Change, the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that the failure to effect such Company Adverse Recommendation Change, would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, (ii) the Company Board shall notify Parent, in writing, at least five Business Days before taking such action of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination and (iii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by Parent and determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that the failure to effect such Company Adverse Recommendation Change, would, nevertheless, be reasonably likely to result in a violation of its fiduciary duties under applicable Law.

Section 5.04     Preparation of Form S-4; Board Recommendation; Company Stockholders Meeting.
(a)    As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC the Form S-4, which shall include the Company Proxy Statement, in connection with the registration under the Securities Act of the issuance of the shares of Parent Common Stock to be issued in connection with the Mergers. Each of Parent and the Company shall use reasonable best efforts to:
(i)    ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act;
(ii)    promptly furnish in writing to the other party all information concerning the Company, Parent and their respective Subsidiaries that is required by applicable Law to be included in the Form S-4 and Company Proxy Statement so as to enable the Company and Parent to comply with their respective obligations under this Section 5.04;
(iii)    respond as promptly as practicable to any comments of the staff of the SEC (the “Staff”) with respect to the Form S-4;
(iv)    have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Mergers and the transactions contemplated by this Agreement; and
(v)    promptly amend or supplement any information provided by it for use in the Form S-4 or Company Proxy Statement, as applicable, if and to the extent that it shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and cause the Form S-4 or Company Proxy Statement, as applicable, to be filed with the SEC and to be disseminated to the Company’s Stockholders, in each case as and to the extent required by applicable Law.
Unless the Company Board shall have effected an Adverse Recommendation Change pursuant to Section 5.03, (i) the Company shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (ii) the Company Proxy Statement shall include the Company Board Recommendation. The Company Proxy Statement shall also include (i) an estimate of the amount of fees and other consideration that the Company Financial Advisor shall receive upon consummation of or as a result of the Mergers, and the conditions therefor and (ii) a copy of the opinion of the Company Financial Advisor and a customary summary of the information that formed the basis for the rendering such opinion.
(b)    Except to the extent related to an Adverse Recommendation Change, each of Parent and the Company and their respective counsel shall be given a reasonable opportunity to review and comment on the Form S-4 and Company Proxy Statement, as the case may be, each time before any such document (or amendment thereto) is filed with the SEC or mailed to the stockholders of the Company (it being understood that each of Parent and the Company and their respective counsel shall provide any comments thereon as soon as reasonably practicable), and each such party shall give reasonable and good faith consideration to any comments made by the other party and its counsel. Each of Parent and the Company shall notify each other promptly of the receipt of any comments from the Staff and of any request by the Staff for amendments or supplements to the Form S-4 or Company Proxy Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its

Representatives, on the one hand, and the Staff, on the other hand, with respect to the Company Proxy Statement, the Form S-4, the Mergers, this Agreement or the transactions contemplated hereby, and (ii) all orders of the SEC relating to the Form S-4.
(c)    The Company shall, as soon as reasonably practicable following the date on which the Form S-4 has been declared effective by the SEC, establish a record date for, duly call and give notice of and convene and hold the Company Stockholders Meeting for the purpose of seeking the Requisite Company Vote; provided, however, that the Company may postpone or adjourn the Company Stockholders Meeting (a) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (b) if a quorum has not been established; (c) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders Meeting; (d) to allow reasonable additional time to solicit additional proxies, if and to the extent the Required Stockholder Approval would not otherwise be obtained; or (e) if required by applicable Law; provided, however, that in the case of clauses (b), (c), or (d), the Company Stockholders Meeting shall not be postponed or adjourned for more than twenty Business Days from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.05    Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.
(a)    The Company shall notify Parent, Merger Sub, and Second Merger Sub, and Parent, Merger Sub, and Second Merger Sub shall notify the Company, promptly of: (i) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a) or, Section 6.02(b) or of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent, Merger Sub, and Second Merger Sub), to be satisfied.
(b)    The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Mergers) and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).
(c)    In no event shall the delivery of any notice by a party pursuant to this Section 5.05 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement. This Section 5.05 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.06    401(k) Plan. The Company shall take all appropriate action to terminate any Company Employee Plan that is a 401(k) plan prior to the Closing Date. The Purchaser agrees that nothing in this Section will require the Company to cause the final dissolution and liquidation of, or to amend, such plan prior to the Closing Date.
Section 5.07    Employees. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees shall participate effective as of the Effective Time, Parent, to the extent permitted by the respective Parent Benefit Plan, shall, or shall cause the Surviving Company to, (i) waive any actively-at-work requirements, eligibility waiting periods and any other time-based restriction that would prevent immediate or full participation under any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time, and (ii) to credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that (x) such crediting would result in a duplication of benefits or (y) such service was not credited under the corresponding Company Employee Plan.
Section 5.08    Directors’ and Officers’ Indemnification and Insurance.
(a)    Parent, Merger Sub, and Second Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Letter, shall be assumed by the Surviving Company in the Mergers, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms.
(b)    For a period of six years from the Effective Time, the Parent and Surviving Company (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party (in all their capacities) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines incurred in connection with any claim, suit, action or proceeding, whether civil, criminal, administrative, or investigative (each a “Claim”) and shall provide advancement of reasonable expenses (including reasonable attorneys’ fees) to each Indemnified Party to the same extent such Indemnified Party has the right to advancement of reasonable and documented expenses pursuant to the Charter Documents of the Company as in effect on the date of this Agreement and to the extent that such Indemnified Party does not have such a right to advancement of expenses, the Indemnifying Parties shall promptly reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Claim as such expenses are incurred, subject to the receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.

(c)    The Company shall (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the officers or directors of the Company or any of its Subsidiaries (each an “Indemnified Party”), in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Tail Policy”); provided, however, that in no event shall the Company be required to expend an annual premium for such coverage in excess of three hundred percent of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.07(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company shall obtain, and Parent shall cause the Surviving Company to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.
(d)    The obligations of Parent, Merger Sub, Second Merger Sub, and the Surviving Company under this Section 5.08 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).
(e)    In the event Parent, the Surviving Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.09    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary material consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent, Merger Sub, or Second Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under any applicable Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).
(b)    In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Mergers or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent, Merger Sub, and Second Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.
Section 5.10    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, Merger Sub, and Second Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable rules or regulations of NASDAQ, applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 5.03.
Section 5.11    Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, Second Merger Sub, the Company, the Mergers, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 5.12    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this

Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.
Section 5.13    Obligations of Merger Sub and Second Merger Sub. Parent shall take all action necessary to cause Merger Sub and Second Merger Sub to perform each of its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.
Section 5.14    Cessation of Quotation; Deregistration. The Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions and all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the cessation of quotation of Company Common Stock on NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 5.15    CVR Agreement. At or prior to the Effective Time, Parent shall duly authorize, execute and deliver and shall ensure that a rights agent mutually agreeable to Parent and the Company duly authorizes, executes and delivers, the CVR Agreement.
Section 5.16    NASDAQ Listing. Prior to the Closing Date, Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the Parent Common Stock to be issued in connection with the Mergers to be approved for listing on NASDAQ, subject to official notice of issuance.
ARTICLE VI
CONDITIONS

Section 6.01    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:
(a)    Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.
(b)    No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Mergers or the other transactions contemplated by this Agreement.
(c)    Third Party Consents and Authorizations. All consents, approvals and other authorizations set forth in Section 6.01(c) of the Company Disclosure Letter shall have been obtained.
(d)    Form S-4. The Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC.
Section 6.02    Conditions to Obligations of Parent, Merger Sub, and Second Merger Sub. The obligations of Parent, Merger Sub, and Second Merger Sub to effect the Mergers are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent, Merger Sub, and Second Merger Sub on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01, Section 3.02(a), Section 3.03(a), Section 3.05(a), and Section 3.10) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02(a) shall be true and correct (other than immaterial inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.05(a), and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b)    Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.
(c)    Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect that is continuing.
(d)    Dissenting Shares. The Company Stockholder’s Meeting will have been properly noticed in accordance with the DGCL and applicable securities laws and will have occurred, and the number of Dissenting Shares as of immediately following the Company Stockholder’s Meeting will not exceed fifteen percent (15%) of the aggregate shares of Company Common Stock outstanding immediately prior to the Closing.
(e)    Officers Certificate. Parent shall have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 6.02(a) and Section 6.02(b) hereof.
(f)    Resignations. Each officer and director of the Company and each Subsidiary shall resign, effective as of the Effective Time, from each of his or her positions as an officer or director of the Company or any Subsidiary.
(g)    Voting Agreement. The Children’s Hospital of Philadelphia and each officer and director of the Company must have executed and delivered to Parent the Voting Agreement, and such agreement must be in full force and effect.
Section 6.03    Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub, and Second Merger Sub (other than in Section 4.01, Section 4.02(a), and Section 4.10) set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s, Merger Sub’s, and Second Merger Sub’s ability to consummate the transactions contemplated by this Agreement; and (ii) the representations and warranties of Parent, Merger Sub, and Second Merger Sub contained in Section 4.01, Section 4.02(a), and Section 4.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b)    Performance of Covenants. Parent, Merger Sub, and Second Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.
(c)    Officers Certificate. The Company shall have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).
(d)    NASDAQ Listing. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.
Section 6.04    Frustration of Closing Condition. None of Parent, Merger Sub, Second Merger Sub, or the Company may rely on the failure of any condition in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, Second Merger Sub, and the Company.
Section 7.02    Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote):
(a)    if the Mergers have not been consummated on or before April 30, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to Parent until ninety (90) Business Days following the End Date if the Form S-4 has not been declared effective under the Securities Act as of the End Date; provided further, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Mergers to be consummated on or before the End Date;
(b)    if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or
(c)    if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).
Section 7.03    Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:
(a)    If: (i) a Company Adverse Recommendation Change shall have occurred; or (ii) the Company intentionally and materially breaches or fails to perform any of its obligations set forth in Section 5.03; or
(b)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent, Merger Sub, or Second Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
Section 7.04    Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:
(a)    if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, (i) the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.03 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal or (ii) otherwise effects a Company Adverse Recommendation Change, in full compliance with the terms of this Agreement, including Section 5.03 hereof; or
(b)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub, or Second Merger Sub set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
Section 7.05    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.02(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.
Section 7.06    Fees Following Termination.
(a)    If this Agreement is terminated by Parent pursuant to Section 7.03(a) and at the time of or prior to such termination the Company has entered into a Company Acquisition Agreement in respect of a Superior Proposal, then, upon the completion of a transaction based upon such Company Acquisition Agreement, the Company shall pay to Parent (by wire transfer of immediately available funds), within three Business Days, a fee in an amount equal to the Termination Fee.
(b)    If this Agreement is terminated by the Company pursuant to Section 7.04(a)(i) and the Company has completed a transaction in connection with the Company Acquisition Agreement that was the cause of the termination, then, upon completion of such transaction, the Company shall pay to Parent (by wire transfer of immediately available funds), within three Business Days, a fee in an amount equal to the Termination Fee.
(c)    In addition to any payment required by Section 7.06(a) and (b), the Company shall pay all outstanding and unpaid principal and interest under the Buyer AZ Note and Buyer LOC Note (the “Note Payments”) by wire transfer of immediately available funds, at the times and subject to the conditions set forth below:
(i)    the Company shall pay to Parent the Note Payments within three Business Days after the termination of this Agreement pursuant to Section 7.03(a)(i) or Section 7.04(a);
(ii)    the Company shall pay to Parent the Note Payments within thirty Business Days after the termination of this Agreement pursuant to Section 7.03(b); and
(iii)    if this Agreement is terminated pursuant to Section 7.03(a)(ii), and within 90 days after such termination, the Company enters into a Company Acquisition Agreement, then Company shall pay to Parent the Note Payments within three Business Days after entering into such Company Acquisition Agreement.
(d)    The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Mergers), and that, without such provisions, Parent, Merger Sub, and Second Merger Sub would not have entered into this Agreement. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 7.06, except in respect of any payment owed pursuant to Section 7.06(c) or any damages resulting from a breach or failure to perform the Company’s obligations set forth in Section 7.06(c), the Termination Fee shall be the Parent’s, Merger Sub’s, and Second Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(e)    All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, however, that Parent shall be responsible for the printing and mailing costs for the Company Proxy Statement, the cost of the Tail Policy and any investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges due to Company Financial Advisor in connection with this Agreement or any transaction contemplated by this Agreement, but each of these expenses (other than the Tail Policy) will be included as a Company Liability for purposes of calculating Net Assets.
Section 7.07    Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.
Section 7.08    Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub, or Second Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Definitions. For purposes of this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.
“Adjusted Per Share Value” means and amount equal to (i) $16,116,372 less the Net Asset Adjustment, if any, divided by (ii) the Fully Diluted Closing Shares, rounded to the fourth decimal place.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Kickback Act” has the meaning set forth in Section 3.17(d).

“Associate” has the meaning set forth in Section 203 of the DGCL.
“Book-Entry Share” has the meaning set forth in Section 2.01(b).
“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in the city of New York, New York, are authorized or required by Law or other governmental action to close.
“Buyer AZ Note” means the promissory note issued by Company to Parent, if any, for the purpose of funding obligations related the Option and License Agreement between the Company and Medimmune Limited, dated August 6, 2019.
“Buyer LOC Note” means the promissory notes issued by Company to Parent, if any, other than the Buyer AZ Note.
“Cancelled Shares” has the meaning set forth in Section 2.01.
“Certificate” has the meaning set forth in Section 2.01(b).
“Certificate of Merger” has the meaning set forth in Section 1.03.
“Charter Documents” means with respect to any entity, the articles or certificate of incorporation (including any certificate of designations) and bylaws, certificate of formation and limited liability company agreement, or similar organizational documents of such entity, each as amended to date.
“CHOP” means The Children’s Hospital of Philadelphia.
“CHOP Agreements” means collectively, (i) thsat certain Sponsored Research Agreement, dated November 12, 2014, by and between Medgenics Medical Israel. Ltd. and CHOP, as amended to date; (ii) that certain License Agreement, dated November 12, 2014, by and between Medgenics Medical Israel. Ltd. and CHOP, as amended to date; (iii) that certain License Agreement, dated October 20, 2016, by and between Medgenics, Inc. and CHOP, as amended to date and (iv) that certain Core Services Agreement, dated March 19, 2015, by and between CHOP and neuroFix Therapeutics LLC.
“CHOP Note” means that certain convertible secured note between the Company and The Children’s Hospital of Philadelphia, dated as of March 29, 2019.
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“Closing Parent Share Value” means the average of (i) the volume weighted average price for the 20 trading days ending two Trading Days prior to the execution of this Agreement, and (ii) the volume weighted average price for the 20 trading days ending two Trading Days prior to the Closing Date.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.03(a).
“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; or (e) resolving or agreeing to take any of the foregoing actions. Any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Company Adverse Recommendation Change.
“Company Balance Sheet” has the meaning set forth in Section 3.04(e).
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.03(d).
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Continuing Employees” means the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time.
“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE III.
“Company Employee” has the meaning set forth in Section 3.11(a).
“Company Employee Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control, or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice or arrangement providing compensation or other benefits of the Company or its Subsidiaries, or with respect to which the Company or any Company Subsidiary has any liability (including on account of any ERISA Affiliate).
“Company Equity Award” means a Company Option granted under the Company Stock Plan.
“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.
“Company Financial Advisor” has the meaning set forth in Section 3.10.
“Company IP” has the meaning set forth in Section 3.07.
“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that has, or would be reasonably expected to have, individually or in the aggregate, (i) a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement, or (ii) a material adverse effect on the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any change in the market price or trading volume of the Company Common Stock (but the underlying cause of such change shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) change in any Laws or regulations applicable to the Company or its Subsidiaries or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former stockholder of the Company arising out of or related to this Agreement or the transactions contemplated hereby; (vii) any failure of the Company or its Subsidiaries to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (but the underlying cause of such failure shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (viii) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iv), (v) or (viii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants of similar size operating in the industries in which the Company and its Subsidiaries conduct their businesses.
“Company Material Contract” has the meaning set forth in Section 3.14(a).
“Company Proxy Statement” has the meaning set forth in Section 3.18.
“Company Option” means any option to purchase Company Common Stock granted under the Company Stock Plan and still outstanding as of immediately prior to the Effective Time.
“Company SEC Documents” has the meaning set forth in Section 3.04(a).
“Company Securities” has the meaning set forth in Section 3.02(a).
“Company Stock Plan” means the Company Stock Incentive Plan, as amended and/or restated to date.
“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.
“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).
“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).
“Consent” has the meaning set forth in Section 3.03(c).
“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
“CVR” has the meaning set forth in Section 2.01(b).

“CVR Agreement” has the meaning set forth in Section 2.01(b).
“CVR Consideration” has the meaning set forth in Section 2.01(b).
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” has the meaning set forth in Section 2.03(a).
“EDGAR” has the meaning set forth in Section 3.04(a).
“Effective Time” has the meaning set forth in Section 1.03.
“End Date” has the meaning set forth in Section 7.02(a).
“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchange Act” has the meaning set forth in Section 3.03(c).
“Exchange Agent” has the meaning set forth in Section 2.02.
“Exchange Ratio” means the result obtained by dividing Adjusted Per Share Value by the Closing Parent Share Value.
“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any required notices under any Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Mergers and the other transactions contemplated by this Agreement.
“FCPA” has the meaning set forth in Section 3.17(d).
“First Merger” has the meaning set forth in the Recitals to this Agreement.
“First-Step Surviving Company” has the meaning set forth in Section 1.01.

“Form S-4” means a registration statement on Form S-4 pursuant to which the issuance of shares of Parent Common Stock by virtue of the Mergers shall be registered pursuant to the Securities Act and in which the Company Proxy Statement shall be included, together with any amendments or supplements thereto.
“Fractional Share Consideration” has the meaning set forth in Section 2.01(b).
“Fully Diluted Closing Shares” means the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, inclusive of Company Common Stock issued upon conversion of the CHOP Note and any other convertible notes or warrants issued by the Company that are convertible as a result of the consummation of the Mergers and Dissenting Shares and exclusive of Cancelled Shares.
“GAAP” has the meaning set forth in Section 3.04(b).
“Governmental Entity” has the meaning set forth in Section 3.03(c).
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law, including without limitation any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde, foam insulation, and polychlorinated biphenyls.
“Indebtedness” means (i) any indebtedness or other obligation for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and premiums, penalties, fees and expenses), whether current, short term or long term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries.
“Indemnified Party” has the meaning set forth in Section 5.08(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means: (a) with respect to the Parent and its Subsidiaries, the actual knowledge of Joe Miller and Chris Sullivan; and (b) with respect to the Company and its Subsidiaries, the actual knowledge of Michael Cola, Michael McInaw, Garry Neil, and, if different from the foregoing individuals, the chief executive officer, chief financial officer, chief scientific officer; in each case, after due inquiry to their direct reports.
“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.
“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.
“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.
“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“Licensed IP” means Company Intellectual Property that is licensed to the Company or any of its Subsidiaries, excluding (i) off-the-shelf software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $20,000, and (ii) other software that is not material to the conduct of the business of the Company or any of its Subsidiaries and can be readily replaced for $100,000 or less with software that provides substantially the same features, functionalities and overall performance.
“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
“Maximum Premium” has the meaning set forth in Section 5.08(d).
“Mergers” has the meaning set forth in the Recitals to this Agreement.
“Merger Consideration” means the aggregate of the Stock Consideration, CVR Consideration and Fractional Share Consideration.
“Merger Sub” has the meaning set forth in the Preamble.
“NASDAQ” means The NASDAQ Global Market.
“Net Asset Adjustment” means the amount, if any, by which Net Assets is less than the Reference Amount, up to a maximum amount of $500,000. However, if the amount by which the Net Assets differs from the Reference Amount is $10,000 or less, then the Net Asset Adjustment will be $0.00.
“Net Assets” means, with respect to the Company and its Subsidiaries, the aggregate value of the assets of the Company and its Subsidiaries less the aggregate value of the liabilities. The following Liabilities are included in the calculation of “Net Assets”: (i) investment banker, brokerage or finders’ fees, including any fees of the Company Financial Advisor; (ii) agents’ commissions; (iii) expenses incurred in connection with the fairness opinion; (iv) expenses incurred in connection with the mailing of the Company Proxy Statement; (v) employee change-in-control payments, or any similar charges or payments due in connection with this Agreement or any transaction contemplated by this Agreement; (vi) expenses incurred in connection with this Agreement (including attorneys’ and accountants’ fees); (vii) Tax liabilities; (viii) deferred revenue (whether current or long term), and (ix) except as provided in this definition of Net Assets, Indebtedness (including the Buyer LOC Note, and whether current or long term) of the Company and its Subsidiaries, in each case, determined on a consolidated basis without duplication as of the Closing Date, calculated in accordance with the GAAP applied on a consistent basis throughout the periods involved. Notwithstanding anything to the contrary contained herein, in no event shall “Net Assets” include (i) the CHOP Note, (ii) money borrowed pursuant to the Buyer AZ Note and the corresponding expense, to the extent not paid, in respect of which the Company borrowed money under the Buyer AZ Note, (iii) the cost of the Tail Policy, or (iv) the royalty Liability set forth on the Company Balance Sheet in respect of the Royalty Agreement with Michael F. Cola, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children’s Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil, dated July 19, 2019. No fact, event or occurrence on or after the Closing shall be taken into account when calculating Net Assets.
“Order” has the meaning set forth in Section 3.09.
“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plans” has the meaning set forth in Section 5.07.
“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.
“Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Parent.
“Parent SEC Reports” means all reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC.
“Payment Fund” has the meaning set forth in Section 2.02.
“Permits” has the meaning set forth in Section 3.08(b).
“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet and related financial statements for the period then ended in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any conditions that would be shown by a current survey of real property which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (h) any

Liens imposed by applicable law; and (i) any other Liens that, in the aggregate with all Permitted Liens, do not materially impair the value or the continued use and operation of the assets or properties in which they relate.
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“Real Estate” means the Leased Real Estate.
“Reference Amount” means negative $1,300,000, which amount will decrease (i.e., become a more negative number) by $7,142.86 per day after December 31, 2019, until and including the Closing Date.
“Representatives” has the meaning set forth in Section 5.03(a).
“Requisite Company Vote” has the meaning set forth in Section 3.03(a).
“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of sanctions or restrictions under sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Russia, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable United States or non-United States sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).
“SEC” has the meaning set forth in Section 3.03(c).
“Second Effective Time” has the meaning set forth in Section 1.03(b).
“Second Merger” has the meaning set forth in the Recitals to this Agreement.
“Second Merger Sub” has the meaning set forth in the Preamble.
“Securities Act” has the meaning set forth in Section 3.04(a).
“Stock Consideration” has the meaning set forth in Section 2.01(b).
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15%” shall be “50%”) that the Company Board determines in good faith is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account the terms and conditions and prospects for completion of such Takeover Proposal and of this Agreement (including any revisions to the terms of this Agreement and the Mergers proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.03(d)).
“Superior Proposal Notice Period” has the meaning set forth in Section 5.03(d).
“Surviving Company” has the meaning set forth in Section 1.01.
“Tail Policy” has the meaning set forth in Section 5.08(a).
“Takeover Proposal” means a bona fide written proposal or offer by any Person or group (other than Parent and its Subsidiaries, including Merger Sub and Second Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; or (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole.
“Tax” and “Taxes” mean any and all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed or abandoned property, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document filed or submitted or required to be filed or submitted relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means an amount equal to $600,000.
“Trade Control Laws” has the meaning set forth in Section 3.17(a).
“Trading Day” means a day on which NASDAQ is open for trading.

“Treasury Regulations” means the final and temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“U.S.” means the United States.
“Voting Debt” has the meaning set forth in Section 3.02(c).
Section 8.02    Interpretation; Construction.
(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute or any other Laws means such statute or other Laws as amended from time to time and includes any successor legislation or other Laws thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.
(b)    The parties have participated jointly in negotiating and drafting this Agreement. This Agreement is the result of negotiations between, and has been reviewed by, the parties and their respective legal counsel. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.03    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.
Section 8.04    Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
Section 8.05    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court located within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.
Section 8.07    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent, Merger Sub, or Second Merger Sub, to:	Cerecor Inc. 540 Gaither Road, Suite 400 Rockville, MD 20850 Attention: Joseph Miller, Chief Financial Officer E-mail: jmiller@cerecor.com with a copy (which will not constitute notice to Parent, Merger Sub, or Second Merger Sub) to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607
Fax: (919) 781-4865
Attention: Don Reynolds and David Creekman
E-mail: dreynolds@wyrick.com; dcreekman@wyrick.com

If to the Company, to:	Aevi Genomic Medicine, Inc. 435 Devon Park Drive, Suite 715 Wayne, PA 19087 Email: mike.cola@aevigenomics.com Attention: Michael F. Cola, Chief Executive Officer
with a copy (which will not constitute notice to the Company) to:	Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, PA 19103 Facsimile: (877) 767-8438 Attention: Brian M. Katz E-mail: katzb@pepperlaw.com.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 8.08    Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement shall control.
Section 8.09    No Third-Party Beneficiaries. Except as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.10    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of Parent, Merger Sub, or Second Merger Sub, on the one hand, or the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent, Merger Sub and Second Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.12    Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.
Section 8.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.
Section 8.14    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AEVI GENOMIC MEDICINE, INC.
By: /s/ Michael F. Cola
Name: Michael F. Cola
Title: Chief Executive Officer

CERECOR INC.
By: /s/ Joseph Miller
Name: Joseph Miller
Title: Chief Financial Officer

GENIE MERGER SUB, INC
By: /s/ Joseph Miller
Name: Joseph Miller
Title: Vice President, Treasurer and Secretary

SECOND GENIE MERGER SUB, LLC
By: /s/ Simon Pedder
Name: Simon Pedder
Title: President

EXHIBIT A

CVR Agreement